UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 15)1

Hudbay Minerals Inc.

(Name of Issuer)

Common Shares, no par value

(Title of Class of Securities)

443628102

(CUSIP Number)

KANWALJIT TOOR

199 Bay Street, Suite 5050

Toronto, Ontario M5L 1E2

+1 416 504 3508

STEVE WOLOSKY, ESQ.

ANDREW FREEDMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 8, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Waterton Mining Parallel Fund Offshore Master, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		18,927,643
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

18,927,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,927,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.2%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Waterton Precious Metals Fund II Cayman, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		18,927,644
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

18,927,644
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,927,644
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.2%
14	TYPE OF REPORTING PERSON

PN

3

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Waterton Mining Parallel Fund Offshore GP Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		18,927,643
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

18,927,643
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,927,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.2%
14	TYPE OF REPORTING PERSON

CO

4

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Waterton Global Resource Management, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		18,927,644
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

18,927,644
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,927,644
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.2%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Waterton Global Resource Management Cayman Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		18,927,644
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

18,927,644
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,927,644
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.2%
14	TYPE OF REPORTING PERSON

CO

6

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Waterton Global Resource Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Canada
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		37,855,287
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

37,855,287
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,855,287
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14.5%
14	TYPE OF REPORTING PERSON

IA

7

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Cheryl Brandon
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Canada
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		37,855,287
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

37,855,287
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,855,287
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14.5%
14	TYPE OF REPORTING PERSON

IN

8

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Isser Elishis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		37,855,287
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

37,855,287
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,855,287
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14.5%
14	TYPE OF REPORTING PERSON

IN

9

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Kalman Schoor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		37,855,287
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

37,855,287
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,855,287
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14.5%
14	TYPE OF REPORTING PERSON

IN

10

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Kanwaljit Toor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Canada
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		37,855,287
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

37,855,287
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,855,287
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14.5%
14	TYPE OF REPORTING PERSON

IN

11

CUSIP No. 443628102

1	NAME OF REPORTING PERSON

Richard J. Wells
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Canada
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		37,855,287
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

37,855,287
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

37,855,287
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

14.5%
14	TYPE OF REPORTING PERSON

IN

12

CUSIP No. 443628102

The following constitutes Amendment No. 15 to the Schedule 13D filed by the undersigned (“Amendment No. 15”). This Amendment No. 15 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Waterton Mining LP and Waterton Fund II were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase price of the 18,927,643 Shares beneficially owned by Waterton Mining LP is approximately C$107,295,107, excluding brokerage commissions. The aggregate purchase price of the 18,927,644 Shares beneficially owned by Waterton Fund II is approximately C$107,295,147, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Items 5(a)-(c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 261,903,151 Shares outstanding, as of November 1, 2022, which is the total number of Shares outstanding as reported in Exhibit 99.2 to the Issuer’s Report of foreign issuer on Form 6-K filed with the Securities and Exchange Commission on November 3, 2022.

A.	Waterton Mining LP
(a)	As of the close of business on December 12, 2022, Waterton Mining LP beneficially owned 18,927,643 Shares.

Percentage: Approximately 7.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 18,927,643
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 18,927,643

(c)	The transactions in the Shares by Waterton Mining LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
B.	Waterton Fund II
(a)	As of the close of business on December 12, 2022, Waterton Fund II beneficially owned 18,927,644 Shares.

Percentage: Approximately 7.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 18,927,644
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 18,927,644

13

CUSIP No. 443628102

(c)	The transactions in the Shares by Waterton Fund II during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
C.	Waterton Mining GP
(a)	Waterton Mining GP, as the general partner of Waterton Mining LP, may be deemed the beneficial owner of the 18,927,643 Shares owned by Waterton Mining LP.

Percentage: Approximately 7.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 18,927,643
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 18,927,643

(c)	Waterton Mining GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Waterton Mining LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
D.	WGRM LP
(a)	WGRM LP, as the general partner of Waterton Fund II, may be deemed the beneficial owner of the 18,927,644 Shares owned by Waterton Fund II.

Percentage: Approximately 7.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 18,927,644
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 18,927,644

(c)	WGRM LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Waterton Fund II during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
E.	WGRM Corp.
(a)	WGRM Corp., as the general partner of WGRM LP, may be deemed the beneficial owner of the 18,927,644 Shares owned by Waterton Fund II.

Percentage: Approximately 7.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 18,927,644
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 18,927,644

(c)	WGRM Corp. has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Waterton Fund II during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
14

CUSIP No. 443628102

F.	WGRM Inc.
(a)	WGRM Inc., as the investment adviser to each of Waterton Mining LP and Waterton Fund II, may be deemed the beneficial owner of the (i) 18,927,643 Shares owned by Waterton Mining LP and (ii) 18,927,644 Shares owned by Waterton Fund II.

Percentage: Approximately 14.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 37,855,287
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 37,855,287

(c)	WGRM Inc. has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Waterton Mining LP and Waterton Fund II during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
G.	Messrs. Elishis, Schoor, Toor and Wells and Ms. Brandon
(a)	Each of Messrs. Elishis, Schoor, Toor and Wells and Ms. Brandon, as a senior executive of WGRM Inc., may be deemed the beneficial owner of the (i) 18,927,643 Shares owned by Waterton Mining LP and (ii) 18,927,644 Shares owned by Waterton Fund II.

Percentage: Approximately 14.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 37,855,287
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 37,855,287

(c)	None of Messrs. Elishis, Schoor, Toor and Wells and Ms. Brandon has entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Waterton Mining LP and Waterton Fund II during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he, she or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he, she or it does not directly own.

15

CUSIP No. 443628102

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 12, 2022

WATERTON MINING PARALLEL FUND OFFSHORE MASTER, LP

By:	Waterton Mining Parallel Fund Offshore GP Corp., its general partner

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

WATERTON PRECIOUS METALS FUND II CAYMAN, LP

By:	Waterton Global Resource Management, LP, its general partner
By:	Waterton Global Resource Management Cayman Corp., its general partner

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

WATERTON MINING PARALLEL FUND OFFSHORE GP CORP.

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

WATERTON GLOBAL RESOURCE MANAGEMENT, LP

By:	Waterton Global Resource Management Cayman Corp., its general partner

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

16

CUSIP No. 443628102

WATERTON GLOBAL RESOURCE MANAGEMENT CAYMAN CORP.

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

WATERTON GLOBAL RESOURCE MANAGEMENT, INC.

By:	/s/ Richard J. Wells
	Name:	Richard J. Wells
	Title:	Chief Financial Officer

/s/ Cheryl Brandon
CHERYL BRANDON

/s/ Isser Elishis
ISSER ELISHIS

/s/ Kalman Schoor
KALMAN SCHOOR

/s/ Kanwaljit Toor
KANWALJIT TOOR

/s/ Richard J. Wells
RICHARD J. WELLS

17

CUSIP No. 443628102

SCHEDULE A

Transactions in the Shares During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price (US$)	Date of Purchase/Sale

Waterton Mining Parallel Fund Offshore Master, LP

Sale of Common Stock	(3,000,000)	5.3310	12/08/2022

Waterton Precious Metals Fund II Cayman, LP

Sale of Common Stock	(3,000,000)	5.3310	12/08/2022